Exhibit 21
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Subsidiaries of Union Acceptance Corporation:

o        Circle City Car Company
o        Performance Securitization Corporation
o        UAC Finance Corporation
o        UAC Securitization Corporation
o        UAFC Corporation (formerly known as Union Acceptance Funding
         Corporation)
o        UAFC-1 Corporation
o        UAFC-2 Corporation
o        Union Acceptance Funding Corporation
o        Union Acceptance Receivables Corporation